EXHIBIT 99.2
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NextWave WIRELESS INC.
                                                          12670 HIGH BLUFF DRIVE
                                                          SAN DIEGO, CA  92130

                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------

                                                          MARCH 21, 2008

     NEXTWAVE WIRELESS ISSUES STOCK AWARDS TO EMPLOYEES OF IPWIRELESS, INC.
                        UNDER NASDAQ INDUCEMENT EXCEPTION

SAN DIEGO, CA - March 21, 2008 - NextWave Wireless Inc. (NASDAQ: WAVE) announced today that it would issue shares to IPWireless employees pursuant to participation awards granted under the previously announced IPWireless, Inc. Employee Stock Bonus Plan (the "IPW Plan"). The shares have become issuable due to the achievement by IPWireless of a 2007 revenue milestone specified in the IPW Plan. The participation awards were approved by NextWave's independent compensation committee. A total of 543,386 shares will be issued to 92 employees of IPWireless, Inc ("IPWireless") on or about March 24, 2008. The IPW Plan was established by NextWave in May 2007 in connection with its acquisition of IPWireless as an inducement for such employees to join the NextWave group and continue with the business following the acquisition. The stock bonus grants meet the "employee inducement" exception to NASDAQ Marketplace Rule 4350 requiring shareholder approval of equity-based incentive plans.

ABOUT NextWave WIRELESS

NextWave Wireless Inc. (Nasdaq: WAVE) is engineering the future of mobility by providing next-generation mobile multimedia and wireless broadband technologies to the world's leading mobile handset manufacturers, consumer electronics manufacturers and wireless service providers. From mobile television and mobile broadband systems to semiconductors and device-embedded mobile multimedia software that can be found in more than 200 million handsets around the globe, NextWave is evolving the way consumers experience mobile multimedia content. For more information, visit NextWave at www.NextWave.com.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual events or results could differ materially from the events or results predicted or from any other forward-looking statements made by, or on behalf of, NextWave, and should not be considered as an indication of future events or results. Important factors that could cause actual events or results to differ materially are discussed in greater detail in the filings of NextWave with the Securities and Exchange Commission. All such documents are available through the SEC's website at www.sec.gov. NextWave makes no commitment to revise or update any forward-looking statements in order to reflect changes in events or circumstances after the date any such statement is made, except as may be required pursuant to applicable law.



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MEDIA CONTACT:

Roy Berger
NextWave Wireless Inc.
(203) 742-2572
rberger@nextwave.com


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